Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 412,022,508.30	0.0001381	$ 56,900.31
Fees Previously Paid
	Total Transaction Valuation:	$ 412,022,508.30
	Total Fees Due for Filing:			$ 56,900.31
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 56,900.31
Offering Note
[1]	(1) In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as of January 2, 2026, the maximum aggregate number of securities to which the transaction described in the accompanying proxy statement (the "Arrangement") applies is estimated, as of January 2, 2026 (a specified date within 5 business days prior to the date of this preliminary proxy statement), to be 91,866,780 common shares of Dolly Varden Silver Corporation ("Dolly Varden Shares"), each entitled to receive a transaction consideration of 0.1652 of a share of common stock of Contango (each, a "Contango Share") or, in lieu thereof if elected by an eligible Canadian resident shareholder, 0.1652 of an exchangeable share of 1566004 B.C. LTD., an indirect subsidiary of Contango (each, an "Exchangeable Share"). The Exchangeable Shares, together with ancillary rights, are designed to provide economic and voting rights equivalent to Contango Shares and are exchangeable into Contango Shares on a one-for-one basis (subject to adjustment). For purposes of calculating the filing fee, all Dolly Varden Shares are assumed to be exchanged for Contango Shares at the Exchange Ratio, as the Exchangeable Shares are economically equivalent to Contango Shares on an as-exchanged basis. (2) In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the Arrangement estimated solely for purposes of calculating the filing fee, as of January 2, 2026, was determined based upon 91,866,780 Dolly Varden Shares, multiplied by $4.49 ("Market Value"), representing the average of the high and low prices reported on the New York Stock Exchange American for such shares on January 2, 2026 (a specified date within 5 business days prior to the date of this preliminary proxy statement). Upon the closing of the Arrangement, the Dolly Varden Shares will be transferred to the registrant or its indirect subsidiary in exchange for Contango Shares or Exchangeable Shares (which are exchangeable for Contango Shares), par value $0.01 per share. Because Exchangeable Shares are economically equivalent to and exchangeable into Contango Shares, the transaction value calculation treats all consideration as if paid in Contango Shares. (3) In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A